Exhibit 99.1

Unilife Announces Additional Financing of up to $10 Million from OrbiMed and Implements an Additional Cost Reduction Initiative

YORK, Pa., October 16, 2015/PRNewswire/ — Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS) today announced the signing of an agreement with an affiliate of OrbiMed for the provision of up to an additional $10 million in debt financing. The material terms are described in a Form 8-K filed by the Company with the SEC today.

In addition, Unilife this week implemented an additional cost reduction initiative, including a significant decrease in executive compensation, to further reduce the Company’s operating expenses in order to maximize shareholder value in connection with the continuing review of strategic alternatives, for which Morgan Stanley & Co. LLC is engaged as its financial advisor, and to improve the Company’s liquidity position.

In September, Unilife initiated a cost reduction and business alignment plan that included a reduction in its workforce of approximately 17%. This week, the Company implemented additional measures, including a further reduction to its workforce of approximately 20 employees, or 8% of its workforce.

Additionally, the Company will decrease its compensation to certain executive officers and some other senior management through the end of this calendar year. Alan Shortall, Unilife Chairman and Chief Executive Officer, has agreed to a 100% reduction of his base salary and the elimination of perquisites, through December 31, 2015. David Hastings, Chief Financial Officer, Dr. Ramin Mojdeh, President and Chief Operating Officer, John Ryan, General Counsel and Secretary, and Dennis Pyers, Chief Accounting Officer and Treasurer, have agreed to a 50% reduction in their base salaries and the elimination of perquisites, through December 31, 2015. Various other senior employees of Unilife have also agreed to a reduction in their base salaries through December 31, 2015.

Together, the most recent additional cost reduction measures and the decreases to executive compensation described above and more fully in the Form 8-K referenced above are expected to reduce the Company’s expenses, net of severance costs, by $0.7 million through December 31, 2015.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s portfolio of innovative, differentiated products includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, insulin delivery systems, ocular delivery systems and novel systems. Products within each platform are customizable to address specific customer, drug and patient requirements. Unilife’s global headquarters and manufacturing facilities are located in York, PA. For more information, visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

General: UNIS-G

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating results, performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including, but not limited to, expectations regarding reductions to the Company’s selling, general and administrative expenses and its research and development expenses, estimates of employee headcount reductions, expenditures that may be incurred by the Company in connection with the reduction in force, expectations regarding cash receipts from customers or potential strategic transactions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K ,those described from time to time in other reports which we file with the Securities and Exchange Commission, and the following additional risks: that OrbiMed may, as permitted under the amended credit agreement, exercise its discretion not to make additional loans to the Company; that we may not be successful in raising additional capital; that we may not be able to enter into or complete any strategic transaction; that we may not be able to implement the reduction in force in various jurisdictions as planned; possible changes in the size and components of the expected costs and charges associated with the reduction in force; risks associated with the Company’s ability to achieve the benefits of the reduction in force.

Investor / PR Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)
Todd Fromer / Garth Russell	Lynn Piper	Jeff Carter
KCSA Strategic Communications	Westwicke Partners	Unilife Corporation
P: + 1 212-682-6300	P: + 1 415-309-5999	P: + 61 2 8346 6500